Exhibit 3.1

                                  RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                        GS MORTGAGE SECURITIES CORP.

               GS Mortgage Securities Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

               DOES HEREBY CERTIFY:

               FIRST: That the original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on December 5, 1986.

               SECOND: That a Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on February 3, 1987.

               THIRD: That the Certificate of Incorporation, as amended by the Certificate of Amendment, is hereby amended so as:

               (A) To delete Article IX in its entirety and add a new
Article IX to limit the personal liability of directors to the extent specified in Section 102(b)(7) of the General Corporation Law of the State of Delaware; and

               (B) To add a new Article X to authorize indemnification of certain persons and to renumber the prior Article X as Article XI.

               FOURTH: That the text of the Corporation's Certificate of Incorporation, as amended by the Certificate of Amendment, is hereby restated and integrated and amended to read in its entirety as follows:




                   RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                        GS MORTGAGE SECURITIES CORP.


                                 ARTICLE I

               The name of the Corporation is GS Mortgage Securities Corp. (the "Corporation").


                                ARTICLE II

               The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such registered office is The Corporation Trust Company.


                                ARTICLE III

               The purpose for which the Corporation is organized is to engage in only the following activities:

               (a) to issue, acquire, own, and hold one or more series of debt obligations ("Bonds"), each issued pursuant to an indenture ("Indenture") and collateralized by Mortgage Collateral (as defined below) and supplemental collateral (the "Supplemental Collateral"; Mortgage Collateral and Supplemental Collateral, collectively, the "Collateral") (provided that, unless such Bonds are non-recourse obligations payable solely from the Collateral pledged to secure such Bonds, the Bonds of any series other than the initial series issued by the Corporation or any trust (a "Trust") established by the Corporation have been rated in the same or a higher rating category by the nationally recognized statistical rating agency or agencies that rated the initial series of Bonds issued by the Corporation or such Trust); and to sell, transfer, assign and finance such Bonds;

               (b) to acquire, own, hold, sell, transfer, assign, pledge, finance, reinvest any distributions on, and otherwise deal with, and to form and hold pools ("Pools") of, promissory notes issued by other entities or persons and directly secured by first or second mortgages, deeds of trust, or similar liens on residential or commercial property, and "fully-modified pass-through" mortgage-backed certificates fully guaranteed as to principal and interest by the Government National Mortgage Association, Mortgage Participation Certificates issued and guaranteed by the Federal Home Loan Mortgage Corporation, Guaranteed Mortgage Pass-Through Certificates or Stripped Mortgage Backed Securities issued and guaranteed by the Federal National Mortgage Association and/or pass-through certificates which are neither issued nor guaranteed by any agency or instrumentality of the United States (collectively, the "Mortgage Collateral") and Supplemental Collateral;

               (c) to cause Pools of Mortgage Collateral and Supplemental Collateral to qualify as "real estate mortgage investment conduits" ("REMIC Pools") as defined in the Internal Revenue Code of 1986 (the "Code"), and to cause such REMIC Pools to issue certificates representing equity ownership in such REMIC Pools ("Participation Certificates") which qualify as "regular interests" or "residual interests" under the Code and to acquire, own, hold, sell, transfer, assign, pledge, finance and otherwise deal with any or all of such Participation Certificates;

               (d) to issue, acquire, assume, own, hold, sell, transfer, assign, pledge and finance indebtedness that (i) is subordinated to the Bonds; (ii) is nonrecourse to the Corporation other than to cash flow on the Collateral securing a series of Bonds issued by the Corporation in excess of amounts necessary to pay Bondholders of such series; and (iii) does not constitute a claim against the Corporation to the extent that funds are insufficient to pay such indebtedness;

               (e) to establish one or more trusts ("Trusts") to engage in any one or more of the activities described in (a), (b), and (d) above, each of which Trusts will deliver to the Corporation certificates ("Trust Certificates") representing the ownership interest in the assets of such Trust, and to acquire, own, hold, sell, transfer, assign, pledge, finance, and otherwise deal with any or all of the Trust Certificates in any Trust that it establishes;

               (f) to transfer its rights to any cash flow in excess of amounts necessary to pay Bondholders remitted or to be remitted to the Corporation pursuant to an Indenture; and

               (g) to engage in any other acts and activities and to exercise any powers permitted to corporations under the General Corporation Law of Delaware so long as the same are necessary to accomplish the foregoing or are incidental thereto or connected therewith.


                                ARTICLE IV

               The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.


                                 ARTICLE V

               In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power
(a) to authorize from time to time the purchase by the Corporation out of its surplus, at such time or times and in such amounts as it shall deem advisable, of shares of its own stock, whether now or hereafter authorized, and of securities convertible into shares of its own stock, whether now or hereafter authorized, at such price or prices as the Board of Directors shall deem to be the fair market value thereof, such purchase or purchases to be for the purpose of resale, reissue or retirement as the Board of Directors may determine, and (b) to adopt, amend, alter, add to or repeal from time to time the By-Laws of the Corporation without the assent or vote of the stockholders.


                                ARTICLE VI

               Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.


                                ARTICLE VII

               Subject to the provision in clause (c) of this Article VII, the Corporation shall not, without the prior written consent of Bondholders holding in the aggregate a majority of the outstanding principal amount of the Bonds of each series issued by the Corporation and, for so long as the Corporation owns more than 50% of the Trust Certificates relating to a Trust which has issued Bonds, the prior written consent of Bondholders holding in the aggregate a majority of the outstanding principal amount of the Bonds of each series issued by such Trust, do any of the following:

               (a) dissolve or liquidate, in whole or in part;

               (b) merge, consolidate with, or transfer its assets to any other entity other than an entity having a certificate of incorporation or other organizational document containing provisions identical to the provisions of Article III hereof and this Article VII, except that the reference in clause (g) of Article III to Delaware may be changed to refer to another state of the United States; or

               (c) amend, alter in any manner or delete Article III hereof or this Article VII; provided, however, that (i) the Corporation may amend or alter Article III hereof or this Article VII without obtaining such consent in order to clarify the provisions of such Articles, if such amendment or alteration will not materially adversely affect the rights of the holders of the Bonds of any series issued by the Corporation or such Trust, and (ii) the Corporation may amend or alter Article III hereof for any reason if such amendment or alteration will not result in a lowering of the rating or ratings then assigned to the Bonds of any series issued by the Corporation or such Trust, as confirmed in writing by the nationally recognized statistical rating agency or agencies rating such series of Bonds.


                               ARTICLE VIII

               Subject to the limitations in Article VII of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.


                                ARTICLE IX

               No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for any breach of such director' s fiduciary duty as a director of the Corporation, provided that this Article IX shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this provision becomes effective in accordance with Section 103(d) of the General Corporation Law of the State of Delaware.


                                 ARTICLE X

               The Corporation shall have the power, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, to indemnify all persons whom it may indemnify pursuant thereto.


                                ARTICLE XI

               The Incorporator of the Corporation is Andrea L. Dulberg, Esq., whose mailing address is c/o Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038.

               FIFTH: That the Restated Certificate of Incorporation of the Corporation, set forth hereinabove in Paragraph FOURTH, was duly adopted by the Board of Directors of the Corporation in an Action by Unanimous Written Consent of Directors in accordance with Section 4.07 of the By-Laws of the Corporation and Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, and was duly adopted by the sole stockholder of the Corporation in an Action by Written Consent of the Sole Stockholder in accordance with Section 2.10 of the By-Laws of the Corporation and Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.


               IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed to the certificate and the certificate to be signed by David J. Pearl, a Vice President of the Corporation, and attested by Gaetano J. Muzio, the Secretary of the Corporation, this 3rd day of March, 1987.


                                            GS MORTGAGE SECURITIES CORP.


                                            By:  /s/ David J. Pearl
                                                --------------------------
                                                     David J. Pearl
                                                     Vice President

ATTEST:


/s/ Gaetano J. Muzio
-----------------------------
Gaetano J. Muzio
Secretary

(Corporate Seal)